EXHIBIT 99
                                                          INVATEC [ LETTERHEAD ]
PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Dana G. Flores
          713/625-7001
          97-3

                      INVATEC CONTINUES ACQUISITION GROWTH

          HOUSTON, TEXAS (December 18, 1997) - Innovative Valve Technologies, Inc. (NASDAQ-IVTC) ("Invatec") announced today the acquisition of three companies offering valve repair, distribution, and associated services. These companies consist of Koppl Company of Montebello, California; Seeley & Jones, Inc. of Milford, Connecticut; and Dalco Incorporated of Louisville, Kentucky. These three companies add 11 locations to the Invatec organization, several of which penetrate new geographical markets. The annualized revenues of these three acquisitions are $25 million; bringing Invatec's current revenue run rate to approximately $124 million.

          Commenting on the acquisitions, Charles F. Schugart, Sr. Vice President - Chief Financial Officer of Invatec said, "We are very pleased with these acquisitions and the progression of our acquisition program. These three acquisitions, combined with the purchase of Performance Valve announced earlier this quarter, give us additional annualized, acquired revenues of $32 million. Our acquisition program is focused on companies that are simply the biggest, the best and the most profitable in the industry. These three acquisitions are consistent with this focus."

          Invatec is a leading provider of comprehensive repair and distribution services for industrial valves and related process system components. Based in Houston, Invatec's products and services are available through a network of 43 locations throughout North America.

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Note: Certain statements discussed in this press release (including those related to acquisitions) may be deemed forward-looking statements that involve significant risks and uncertainties. Although Invatec believes that such statements are based upon reasonable assumptions, there can be no assurance that actual results will not differ materially from those expressed or implied in the forward-looking statements.